FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES

SECOND QUARTER 2005 RESULTS

HOUSTON, Texas (August 1, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2005 second quarter earnings of $14.2 million, or $0.37 per diluted share. These results compare with a net income of $6.2 million, or $0.16 per diluted share, for the same period last year.

Net income for the six months ended June 30, 2005 was $32.2 million, or $0.84 per diluted share, compared with $13.8 million, or $0.36 per diluted share, for the same period last year.

Operating cash flow (defined as cash flows from operating activities before changes in operating assets and liabilities) was $29.7 million for the 2005 second quarter compared with $17.0 million for the 2004 second quarter. Operating cash flow for the six months ended June 30, 2005 was $65.0 million, compared with the $35.5 million for the same period last year. See reconciliation to Generally Accepted Accounting Principles in table below.

Production for the 2005 second quarter was 2.1 million barrels of oil and 6.6 billion cubic feet (Bcf) of natural gas for a combined total production of 3.2 million barrels of oil equivalent. Production for the first six months of 2005 was 7.0 million barrels of oil equivalent including 4.7 million barrels of oil and 13.8 Bcf of gas. Production totals for the same period in 2004 were 3.2 million and 6.4 million barrels of oil equivalent respectively.

Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “While the results for the second quarter and the first half of the year are positive with over 100 percent increase in earnings and 9 percent increase in oil and gas deliveries to Petróleos de Venezuela S.A. (PDVSA), the situation in Venezuela is frustrating and limits our capability to optimize and grow our business to the benefit of both Venezuela and Harvest. We began the year with average oil production of 29,000 barrels of oil per day. Today, we are averaging about 21,000 per day. This decline is due to PDVSA’s curtailment of our oil deliveries and the fact that we have not been allowed to carry out our drilling program.”

Hill continued, “As a result of several unilateral actions taken by Ministry of Energy and Petroleum (MEP), PDVSA and the SENIAT, we have given formal notice to Venezuelan government officials of an investment dispute under Venezuelan law and bilateral investment treaties entered into by the government of Venezuela. The bilateral investment treaties and Venezuelan law provide for international arbitration of investment disputes conducted under the auspices of the World Bank. While we remain committed to reaching mutual agreement with MEP and PDVSA to preserve the value of our investment in Venezuela, the notices serve to protect shareholders’ interest if such agreement is not possible.”

On July 25, 2005, Harvest Vinccler C.A. (HVCA), the Company’s 80 percent owned Venezuelan subsidiary, received a preliminary income tax assessment of approximately 184 billion Venezuelan Bolivars (“Bolivars”) from the SENIAT, the Venezuelan income tax authority, related to fiscal years 2001 through 2004. At the official exchange rate of 2,150 Bolivars per U.S. Dollar, the dollar equivalent of the preliminary tax assessment is approximately $85 million. In addition, the SENIAT imposed penalties equal to 10 percent of the preliminary tax assessment for a total claim of 202 billion Bolivars, or approximately $94 million. The ten percent penalty is payable if the Company pays the preliminary tax assessment. However, if the Company challenges the preliminary tax assessment additional penalties may be assessed. The Company is in the process of reviewing the assessment, but believes HVCA has met its tax obligations in all material respects. HVCA and the Company intend to take all measures necessary to protect their rights and will vigorously challenge all elements of the assessment that are not supported by Venezuelan law.

Under the terms of the Operating Service Agreement, HVCA was to be paid $64.8 million on May 31, 2005 for deliveries of oil and gas to PDVSA during the first quarter. During the week of June 27th, HVCA received a partial payment of $27.5 million plus 59 billion Bolivars. At the official exchange rate of 2,150 Bolivars per U.S. Dollar, the payment received is $9.8 million less than the amount due. HVCA has presented PDVSA with a demand to receive full payment of the total amount due in U.S. Dollars as stipulated in the Operating Service Agreement. Due to currency exchange regulations and market conditions in Venezuela, it is not certain that HVCA will be able to convert the Bolivars in excess of its needs into U.S. Dollars. The $9.8 million payment shortfall is included in the accounts receivable amount on the Company’s balance sheet as of June 30, 2005. An invoice of $59.9 million for second quarter deliveries of oil and gas was submitted to PDVSA on July 25, 2005. Payment is due August 31, 2005.

Hill continued, “Without waiver of its rights, HVCA has exchanged proposals and continues discussions with PDVSA and the MEP to establish a path forward to contribute our Operating Service Agreement to a Mixed Company and to resolve the interim drilling, oil and gas delivery, pricing and currency issues. To date, we have not reached agreement on the resolution of these interim issues.”

The Company averaged $23.34 per barrel of oil for 2005 second quarter deliveries, an increase of $5.68 per barrel, compared with the $17.66 per barrel average for the same period last year. The average for the six months ended June 30, 2005 was $22.15 per barrel of oil, an increase of $5.28 per barrel, compared with the $16.87 per barrel average for the same period in 2004. The Company receives $1.03 per thousand cubic feet of natural gas delivered to PDVSA.

Operating expenses increased to $8.8 million, or $2.72 per barrel of oil equivalent (Boe), for 2005 second quarter compared with $7.4 million, or $2.28 per Boe, for last year’s second quarter. Operating expenses for the 2005 first six months was $17.7 million, or $2.53 per Boe, compared with $14.7 million, or $2.29 per Boe, for the same period in 2004.

Reconciliation of Non-GAAP measures ($ Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net cash provided by operating activities	$15.8	$18.7	$42.9	$28.9
Add changes in operating assets & liabilities	13.9	(1.7)	22.1	6.6

Operating cash flow	$29.7	$17.0	$65.0	$35.5

Harvest will hold an earnings conference call today at 9:00 a.m. Central Time to discuss 2005 second quarter results. To access the call, dial 785-832-1508 five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 402-220-2561. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5700

Amanda M. Koenig
Investor Relations
(281) 899-5700

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from the Company’s expectations due to changes in operating performance, project schedules, oil and gas demands and prices, and other technical and economic factors.

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ millions, unaudited)
June 30, 2005		December 31, 2004

ASSETS:

CURRENT ASSETS:
Cash and equivalents	$109.6	$84.6
Accounts receivable, net	82.8	71.7
Put options	0.3	14.2
Deferred income taxes	2.5	0.3
Prepaid expenses and other	2.0	1.4

Total current assets	197.2	172.2
OTHER ASSETS	1.9	2.1
DEFERRED INCOME TAXES	6.0	6.0
PROPERTY AND EQUIPMENT, net	179.1	187.1

TOTAL ASSETS	$384.2	$367.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$4.3	$8.4
Accounts payable, related party	9.1	11.1
Accrued expenses	21.1	29.4
Income taxes payable	18.4	22.5
Current portion of long-term debt	7.4	11.8

Total current liabilities	60.3	83.2
LONG TERM DEBT	-	-
ASSET RETIREMENT PROVISION	2.0	1.9
COMMITMENTS AND CONTINGENCIES	-	-
MINORITY INTEREST	48.7	39.1

STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	187.7	185.6
Retained earnings	94.1	61.9
Accumulated other comprehensive loss	(4.8)	(0.5)
Treasury stock	(3.8)	(3.8)
Total stockholders’ equity	273.2	243.2

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$384.2	$367.4

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
THREE MONTHS ENDED:	June 30, 2005			June 30, 2004

Barrels of oil sold		2,127			1,867
MMCF of gas sold		6,582			8,175
Total BOE		3,225			3,230
Average price/barrel		$23.34			$17.66
Average price/mcf		$1.03			$1.03
	$		$/BOE	$		$/BOE

REVENUES:
Oil sales		$49,662			$32,977
Gas sales		6,780			8,420
		56,442	17.50		41,397	12.82

EXPENSES:
Operating expenses		8,763	2.72		7,368	2.28
Depletion and amortization		9,624	2.98		7,756	2.40
Depreciation		621	0.19		442	0.14
General and administrative		5,867	1.82		4,372	1.35
Gain on sale of long-lived assets					(578)	(0.18)
Taxes other than on income		1,332	0.41		1,118	0.35
		26,207	8.12		20,478	6.34

INCOME FROM OPERATIONS		30,235	9.38		20,919	6.48

OTHER NON-OPERATING INCOME (EXPENSE)
Investment income and other		487	0.15		425	0.13
Interest expense		(210)	(0.07)		(2,448)	(0.76)
Net loss on exchange rates		—	—		(8)	—
		277	0.08		(2,031)	(0.63)

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS		30,512	9.46		18,888	5.85
Income tax expense		11,959	3.71		9,902	3.07

INCOME BEFORE MINORITY INTERESTS		18,553	5.75		8,986	2.78
Minority interest in consolidated subsidiary companies		4,402	1.37		2,738	0.85

NET INCOME		$14,151	$4.38		$6,248	$1.93

NET INCOME PER COMMON SHARE:
Basic		$0.38			$0.17
Diluted		$0.37			$0.16

Weighted average shares outstanding:
Basic		36.9	million		35.9	million
Diluted		38.5	million		38.2	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
SIX MONTHS ENDED:	June 30, 2005			June 30, 2004

Barrels of oil sold		4,658			3,781
MMCF of gas sold		13,850			15,931
Total BOE		6,966			6,436
Average price/barrel		$22.15			$16.87
Average price/mcf		$1.03			$1.03
	$		$/BOE	$		$/BOE

REVENUES:
Oil sales		$103,163			$63,785
Gas sales		14,265			16,409
		117,428	16.86		80,194	12.46

EXPENSES:
Operating expenses		17,651	2.53		14,707	2.29
Depletion and amortization		20,795	2.99		15,480	2.41
Depreciation		1,119	0.16		879	0.14
General and administrative		10,889	1.56		8,007	1.24
Gain on sale of long-lived assets		—	—		(578)	(0.09)
Taxes other than on income		3,053	0.44		2,312	0.36
		53,507	7.68		40,807	6.35

INCOME FROM OPERATIONS		63,921	9.18		39,387	6.11

OTHER NON-OPERATING INCOME (EXPENSE)
Investment income and other		1,026	0.15		728	0.11
Interest expense		(452)	(0.06)		(4,937)	(0.77)
Net gain (loss) on exchange rates		2,757	0.40		(617)	(0.10)
		3,331	0.49		(4,826)	(0.76)

INCOME BEFORE INCOME TAXES AND MINORITY
INTERESTS		67,252	9.67		34,561	5.35
Income tax expense		25,492	3.66		15,502	2.41

INCOME BEFORE MINORITY INTERESTS		41,760	6.01		19,059	2.94
Minority interest in consolidated subsidiary companies		9,574	1.37		5,304	0.82

NET INCOME		$32,186	$4.64		$13,755	$2.12

NET INCOME PER COMMON SHARE:
Basic		$0.87			$0.38
Diluted		$0.84			$0.36

Weighted average shares outstanding:
Basic		36.9	million		35.9	million
Diluted		38.5	million		38.0	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Cash Flows From Operating Activities:
Net income	$14,151	$6,248	$32,186	$13,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	10,245	8,198	21,914	16,359
Amortization of financing costs	—	76	—	152
Gain on disposition of assets	—	(578)	—	(578)
Deferred compensation expense	(67)	130	(515)	261
Non-cash compensation related charges	970	167	1,826	263
Minority interest in consolidated subsidiary companies	4,402	2,739	9,574	5,304
Changes in operating assets and liabilities:
Accounts and notes receivable	(6,003)	(1,740)	(11,017)	(7,642)
Prepaid expenses and other	330	7	(504)	(579)
Commodity hedging contract	3,726	—	7,412	—
Accounts payable	(469)	(898)	(4,172)	(3,537)
Accounts payable, related party	—	(4)	(1,952)	252
Accrued expenses	148	3,144	(7,821)	2,133
Provision for asset retirement liability	(4)	(709)	50	(709)
Income taxes payable	(11,629)	1,903	(4,056)	3,480
Net Cash Provided By Operating Activities	15,800	18,683	42,925	28,914

Cash Flows From Investing Activities:
Proceeds from sales of long-lived assets	—	578	—	578
Additions of property and equipment	(7,394)	(8,651)	(13,909)	(9,394)
Investment costs	1,253	(314)	149	(887)
Net Cash Used In Investing Activities	(6,141)	(8,387)	(13,760)	(9,703)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	(56)	1,047	302	2,303
Payments on long-term debt	(3,184)	(1,591)	(4,475)	(3,183)
Net Cash Used in Financing Activities	(3,240)	(544)	(4,173)	(880)

Net Increase in Cash	6,419	9,752	24,992	18,331
Cash and Cash Equivalents at Beginning of Period	103,173	147,239	84,600	138,660
Cash and Cash Equivalents at End of Period	$109,592	$156,991	$109,592	$156,991